STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS                   Exhibit 11
(In Thousands Except for Per Share Data)                          ------------

                                                                    Year ended December 31
                                                           ---------------------------------
                                                             1993        1992        1991
                                                           ---------   ---------   ---------
Weighted average common stock outstanding................     8,462       8,425       8,421

Common equivalent shares for stock option plan using
    the treasury stock method............................        95
                                                           ---------   ---------   ---------
Weighted average shares outstanding......................     8,557       8,425       8,421
                                                           =========   =========   =========
Net income...............................................   $11,573      $9,521      $9,025
                                                           =========   =========   =========
Net income per share.....................................     $1.35       $1.13       $1.07
                                                           =========   =========   =========

All share and per share information has been adjusted for the 3% stock dividend issued in December 1993.


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